EXHIBIT 10.8


                      [BEAR, STEARNS & CO. INC. LETTERHEAD]






                                ENGAGEMENT LETTER
                                                            January 14, 2003

Criimi Mae Inc.
11200 Rockville Pike
Rockville, Maryland 20852

Attention:     David Iannarone
               Executive Vice President

Gentlemen:

     We are pleased to set forth the terms of the retention of Bear, Stearns & Co. Inc. and/or one or more of its affiliates (collectively, "Bear Stearns") by Criimi Mae Inc. (collectively with its affiliates, the "Company").

     1. Bear Stearns agrees to be engaged by the Company with respect to the proposed structuring of a static pool CDO transaction as more particularly described in this letter agreement (the "Transaction"). Bear Stearns and the Company mutually agree to proceed in good faith to complete the Transaction and this letter agreement does not obligate any party to any action except as specified below. While this letter agreement contemplates a certain structure for the Transaction, during the course of our engagement we may recommend structural or other changes to the Transaction. Bear Stearns and the Company agree to negotiate in good faith regarding any alteration to the terms of our engagement as described herein arising from or in connection with any such changes.

     2. In accordance with the terms and conditions described herein, Bear Stearns shall be employed by the Company from the date hereof as exclusive structurer and advisor to the Company with respect to the Transaction and as sole bookrunning lead underwriter/placement agent for the instruments to be issued in connection with the Transaction (as described in paragraph 4). In the course of its engagement, Bear Stearns would first expect to work closely with the Company, its associates and outside legal advisors, in developing the appropriate structure and negotiating with Moody's Investors Service, Inc., Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Fitch, Inc. and/or any other internationally recognized rating agency (the "Rating Agencies") that you and we agree may rate certain of the

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CRIIMI MAE INC.
January 14, 2003
Page 2


instruments  issued in the Transaction,  and various other outside parties, as appropriate. Bear Stearns would then expect to assist in the structuring of the Transaction, assist in the creation of one or more special purpose vehicles (each an "SPV") as required for the Transaction, provide advice regarding the marketing impact of structural alternatives and ultimately manage the underwriting or placement of (i) one or more classes of investment grade rated notes (the "Notes") secured by the Collateral (as defined in paragraph 4), and
(ii) if deemed advisable by Bear Stearns, one or more classes of below-investment grade rated debt instruments secured by the Collateral (together with the Notes, the "Securities").

     3. In connection with Bear Stearns' activities on the Company's behalf (including, without limitation, entering into the Transaction), the Company agrees to cooperate with Bear Stearns and will furnish to, or cause to be furnished to, Bear Stearns any and all information and data concerning the Company, the Collateral and the Transaction (the "Information") which Bear
Stearns deems appropriate and will provide Bear Stearns with access to the Company's officers, directors, employees, appraisers, independent accountants, legal counsel and other consultants and advisors. The Company represents and warrants that, at all times during the period of the engagement of Bear Stearns hereunder, all Information (a) made available to Bear Stearns at any time by the Company or (b) contained in any filing by the Company with any court or governmental regulatory agency, commission or instrumentality with respect to the Transaction will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances under which such statements are made. The Company further represents and warrants that any projections and other Information provided by it to Bear Stearns will have been prepared in good faith and will be based upon assumptions that, in light of the circumstances under which they are made, are reasonable and/or that have been disclosed in writing to Bear Stearns. The Company acknowledges and agrees that in rendering its services hereunder, Bear Stearns will be using and relying on the Information (and information available from public sources and other sources deemed reliable by Bear Stearns) without independent verification thereof by Bear Stearns or independent appraisal by Bear Stearns of any of the Company's assets. Bear Stearns does not assume responsibility for the accuracy or completeness of the Information or any other information regarding the Company or the Transaction. Any reference to Bear Stearns in any public communication by the Company shall be subject to Bear Stearns' prior written consent. The Company agrees to supplement the Information provided by it from time to time so that the representations and warranties in this paragraph remain correct. The Company acknowledges and agrees that any third parties engaged by the Company in connection with the Transaction (including without limitation counsel, accountants, co-underwriters/placement agents) must be reasonably acceptable to Bear Stearns.

     4. The material terms of the proposed Transaction are summarized below:

     o Approximate principal amount of Notes: Approximately $300 million face amount of Notes, backed by the Collateral.

     o The Collateral: Certain securities as more particularly described on Exhibit B hereto, and/or, if acceptable to Bear Stearns and the Rating Agencies, common

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CRIIMI MAE INC.
January 14, 2003
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stock or other equity  interests in the entities  that own such  securities
(the "Collateral").

     o The Issuer: Onshore and/or offshore SPV(s) (collectively, the "Issuer") created to purchase the Collateral and issue the Securities.

     o Pricing: The actual pricing levels for the Securities will depend on a number of factors, including but not limited to: the general market conditions at the time of pricing; the size of each tranche in relation to the other tranches and to the size of the Transaction; the specific characteristics of the Collateral purchased by the Issuer, the yield of the Collateral, and the amortization schedule, and certain structural aspects of the Transaction.

     o The Collateral Administrator: Pursuant to a collateral administration agreement acceptable to the Company, the Issuer and Bear Stearns to be entered into between the Issuer and the Company (the "Collateral Administration Agreement"), the Company will serve as collateral administrator (the "Collateral Administrator") for the Issuer.

     5.  Following  Bear Stearns'  engagement by the Company,  Bear Stearns will begin preliminary testing of the market for the Securities, and following the production of appropriate offering materials, Bear Stearns will begin an extensive marketing of the Securities to potential investors. Through this process, Bear Stearns will use its reasonable best efforts to identify the specific target universe of investors that will allow the Issuer to achieve an attractive cost of funding on the Securities, while also meeting the
Transaction's other objectives. Based on our past experience with similar transactions, Bear Stearns expects that the Securities would be sold to qualified institutional buyers pursuant to Rule 144A and/or to non-U.S. persons in offshore transactions pursuant to Regulation S. Once Bear Stearns has established the market clearing level for the Securities acceptable to the Company, Bear Stearns would expect to sign a placement agency agreement for the Securities. All of the interests in the SPV other than the Securities (the "Equity") will be purchased by the Company.

Please also note that nothing in this letter agreement constitutes a binding commitment to underwrite or place any securities, it being understood that Bear Stearns' obligations in this regard will only be to use reasonable best efforts to place the Securities pursuant to a definitive and mutually acceptable placement agency agreement.

The Company agrees that proceeds from the sale of the Securities in the Transaction, net of fees and expenses as contemplated hereunder, shall be used first to repurchase the Collateral from Bear Stearns and repay any indebtedness or other obligations of the Company to Bear Stearns, and then for general corporate purposes of the Company.

     6. Bear Stearns' obligations hereunder and the consummation of the Transaction on the part of both Bear Stearns and the Company are contingent upon the following conditions being satisfied or waived on or prior to the closing of the Transaction:


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CRIIMI MAE INC.
January 14, 2003
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     o  Satisfactory  confirmation  by Bear Stearns of the  consummation  of the transactions contemplated by the Investment Agreement, dated as of November 14, 2002, between Brascan Real Estate Financial Investments LLC and the Company (the "Brascan Agreement").

     o Due diligence satisfactory to Bear Stearns in its sole discretion, including, without limitation, Bear Stearns' satisfaction with the Company's business and financial prospects.

     o The Securities receive credit ratings by the Rating Agencies acceptable to each of Bear Stearns and the Company in their sole discretion.

     o Issuer is structured to be "bankruptcy remote" in a manner satisfactory to Bear Stearns, the Company, and the Rating Agencies.

     o The aggregate characteristics of the Collateral to be held by the Issuer are acceptable to Bear Stearns, the Company and the Rating Agencies.

     o The name of the Issuer is acceptable to Bear Stearns, the Company, and any applicable local authorities.

     o An underwriting/subscription agreement or placement agency agreement acceptable to Bear Stearns, the Company and the Issuer is executed prior to closing.

     o Documentation and legal opinions acceptable to Bear Stearns, the Company, the Issuer and the Rating Agencies are delivered prior to closing.

     o The Company shall execute purchase agreements acceptable to Bear Stearns and the Issuer, and, in accordance with such agreements, the Company shall purchase all of the Equity at the closing of the Transaction.

     o There shall not have occurred (i) any material adverse change in the business, operations, condition (financial or otherwise) or prospects of the Collateral or the Company or any development involving a prospective material adverse change in the business, operations, condition (financial or otherwise) or prospects of the Collateral or the Company, whether or not arising in the ordinary course of business, which would, in the reasonable judgment of Bear Stearns, make it inadvisable or impracticable to proceed with any offering of the Securities for the Transaction and (ii) any material adverse change in the commercial loans market or the commercial mortgaged backed securities market.

     o There shall not have occurred (i) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls as would, in the judgment of Bear Stearns, be likely to prejudice materially the

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CRIIMI MAE INC.
January 14, 2003
Page 5


success of the proposed issue, sale or distribution of the Securities, whether in the primary market or in respect of dealings in the secondary market,
(ii) any suspension or material limitation of trading in securities generally on the New York Stock Exchange or the Irish Stock Exchange, or any setting of minimum prices for trading on such exchange, or any suspension of trading of any securities of the Issuer on any exchange or in the over-the-counter market,
(iii) any commercial banking moratorium declared by U.S. Federal or New York authorities, (iv) any material disruption in commercial banking or of settlements of securities or clearance services in the United States or (v) any attack on, outbreak or escalation of hostilities or acts of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of Bear Stearns, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency makes it impractical or inadvisable to proceed with completion of the purchase and initial resale of, or the placement of, and payment for, the Securities or (vi) any change in national or international financial, political or economic conditions, and in the case of any of the events specified in clauses (i) through (vi), such event singly or together with any other such event makes it, in the reasonable judgment of Bear Stearns, impracticable to market the Securities and, in the case of any of the events specified in clauses
(v) and (vi), such effect singly or together with any other such event makes it, in the judgment of Bear Stearns, impractical or inadvisable to proceed with the Transaction.

     o The Company shall not be in default, and no event of default shall exist, under any agreement to which Bear Stearns and the Company are parties.

     o The Company shall make representations and warranties for the benefit of Bear Stearns and investors that are standard for a static pool CDO transaction with terms similar to this Transaction, as well as such other representations and warranties as Bear Stearns reasonably deems advisable due to the nature of the Transaction and/or the Collateral.

     7. In connection with its engagement hereunder, subject to the following paragraph, Bear Stearns will receive from the Company the following fees at the times and under the circumstances hereinafter specified: (a) a structuring fee (the "Structuring Fee") in the amount of $2 million, which fee shall be earned upon the printing of a preliminary offering circular for the Securities (provided that either the Investment Grade Securities Test, as defined below, has been met or the Investment Grade Securities Test has not been met but the Company elects to proceed with such printing) and shall be payable upon the earlier of (i) 90 days after such printing or (ii) the closing of the Transaction; (b) a placement fee (the "Placement Fee") equal to the excess, if any, of (i) 2.5% of the face amount of all Securities sold to parties other than the Company, over (ii) any Structuring Fee payable pursuant to the immediately preceding clause (a), which fee shall be payable upon the closing of the Transaction; and (c) an additional placement fee (the "Additional Placement Fee") of up to 0.5% of the face amount of all Securities sold to parties other than the Company, which fee shall be payable upon the closing of the Transaction, to be

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CRIIMI MAE INC.
January 14, 2003
Page 6


allocated to any co-managers engaged for the Transaction, as deemed necessary and appropriate by Bear Stearns and the Company in joint consultation. The engagement of Co-Managers in connection with the Transaction will be at the reasonable discretion of Bear Stearns, exercised after consultation with the Company. All of the foregoing fees, to the extent payable as provided above, will be payable to Bear Stearns or its assignees.

Notwithstanding the foregoing, if the Company, for any reason (including without limitation the inability or failure to satisfy the conditions set forth in
Section 6 or the non-acceptance of market clearing levels for Securities as described in Section 5), does not to proceed with the Transaction, the Company shall pay to Bear Stearns a "break-up" fee (the "Break-up Fee") equal to $2 million, which fee shall be payable upon the earlier of (i) ten business days after the Company indicates to Bear Stearns that it is not prepared to go forward with the Transaction or (ii) if the Company fails to respond to Bear Stearns' request as to whether the Company intends to proceed with the Transaction that the Company will so proceed, and such failure continues for 30 days, on such 30th day. In the event that, after the payment of the Break-up Fee and prior to the date set forth in clause (ii) of Section 14, if the Company proceeds with the Transaction then (A) the Company agrees to proceed with Bear Stearns on the terms contemplated under this letter agreement and (B) the amount of any fee earned contemplated by the preceding paragraph that becomes payable to Bear Stearns shall be reduced by the amount of the Break-up Fee. No Break-up Fee shall be payable if a Structuring Fee has been earned.

The "Investment Grade Securities Test" shall be satisfied if and when Bear Stearns obtains one investment grade rating from a Rating Agency for proposed Securities aggregating at least 95% of $300 million and a second investment grade rating from another Rating Agency for a portion of such aggregate amount equal to at least 95% of $150 million. The Company agrees to cooperate with Bear Stearns in obtaining the foregoing ratings. For purposes hereof, "obtaining a rating" shall mean the receipt by Bear Stearns of final rating levels from the applicable Rating Agency or Rating Agencies, even if such final rating levels are communicated orally (and not in writing) by an authorized agent of such Rating Agency or Rating Agencies (provided that any oral communication can be confirmed to the reasonable satisfaction of the Company), and even if such final rating levels are subject to standard conditions such as documentation acceptable to such Rating Agency or Rating Agencies, opinions and the like.

     8. If Bear Stearns provides interest rate hedges or derivatives in conjunction with the assignment described in this letter agreement, Bear Stearns will be paid a mutually agreeable fee consistent with the size and nature of the specific transaction.

     9. The Company agrees to promptly reimburse Bear Stearns, upon request from time to time, for all reasonable out-of pocket expenses incurred by Bear Stearns (including, without limitation, reasonable fees and disbursements of outside counsel to Bear Stearns, and of other consultants and advisors retained by Bear Stearns with the reasonable approval of the Company) in connection with Bear Stearns' activities contemplated by this letter agreement.

     10. Upon the closing of the Transaction, all Issuer startup expenses directly related to the Transaction (including but not limited to Issuer's and underwriter's counsels, accountants,

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CRIIMI MAE INC.
January 14, 2003
Page 7


Rating Agency fees (including both initial transaction Rating Agency fees and ongoing Rating Agency monitoring fees, which will be capitalized), printer expenses, road show expenses (if any), custodian fees, trustee fees, collateral administrator fees, listing fees, issuing and paying agent fees, Bear Stearns' reasonable out-of-pocket expenses, and other reasonable expenses of Bear Stearns and/or the Issuer (collectively, the "Upfront Expenses")) will be the sole responsibility of the Issuer, and, to the extent not previously paid, will be paid out of proceeds upon closing of the Transaction. In the event that the Transaction is terminated prior to closing, the Company shall, promptly upon demand therefor, pay or reimburse Bear Stearns, as the case may be, the Upfront Expenses incurred through the termination date. All Upfront Expenses shall be in addition to any fees payable to Bear Stearns pursuant to this letter agreement.

     11. The Company agrees to indemnify Bear Stearns in accordance with the indemnification provisions (the "Indemnification Provisions") attached hereto as Exhibit A, which Indemnification Provisions are incorporated herein and made a part hereof and which shall survive the termination, expiration, or supersession of this letter agreement.

     12. The Company  shall not,  directly or  indirectly  (except  through Bear
Stearns), sell any debt or equity securities backed in whole or in part, directly or indirectly by the Collateral during the term of this Agreement.

     13. The Company agrees that it: (i) will hold and treat in confidence all information, whether written or oral, provided to the Company by, or acquired by the Company from, Bear Stearns that relates to the structure or execution of the Transaction or similar transactions, or the names or identities of any potential investors involved in the Transaction (the "Confidential Information"); (ii) will not disclose, in whole or in part, in any manner whatsoever, any Confidential Information to any person or individual who is not a director, officer, employee, representative, subsidiary, auditor, agent, consultant or advisor (including legal counsel) of the Company or its affiliates (collectively, the Company's "Representatives"); (iii) will disclose Confidential Information only to its Representatives who need to know such
Confidential Information for purposes of the Transaction, and only if such Representatives are advised of the confidentiality obligations imposed by this letter agreement and agree to abide by such obligations; and (iv) will not use Confidential Information in structuring any similar transactions; unless, in any case with respect to (i) - (iv) above, the Company has the prior written consent of Bear Stearns or the Company is required to disclose any Confidential Information by any legal or regulatory authority, agency or entity or otherwise in connection with the Company enforcing any rights or defending against any claim or action related to the Transaction. Notwithstanding anything to the contrary in this paragraph 13, Confidential Information shall not include information that (i) is or becomes available to the public other than as a result of a disclosure by the Company on behalf of itself and its Representatives, (ii) was within the Company's possession prior to its being furnished to it by Bear Stearns pursuant hereto, provided that, insofar as is known or as would be known upon reasonable inquiry by the Company, the source of such information was not bound by any contractual, legal or fiduciary obligation of confidentiality to Bear Stearns or any other party with respect to such information or (iii) becomes available to the Company on a non-confidential basis from a source other than Bear Stearns or its Representatives, provided that, insofar as is known or as would be known upon

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January 14, 2003
Page 8


reasonable inquiry by the Company, the source of such information is not bound by any contractual, legal or fiduciary obligation of confidentiality to Bear Stearns or any other party with respect to such information. In the event that the Company is requested or required pursuant to legal, regulatory or similar process to disclose any such Confidential Information, the Company may, without liability hereunder, disclose only that portion of the Confidential Information that the Company's counsel advises is legally required to be disclosed. In any event, the Company will not oppose any efforts by Bear Stearns to preserve the confidentiality of the Confidential Information, including, to the extent commercially reasonable, by cooperating with Bear Stearms to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information that must be disclosed.


     14. This letter agreement will be terminated on the earlier of (i) the date of the closing of the Transaction, (ii) January 14, 2004 or such later date as the parties hereto may agree in writing, (iii) payment of the Break-up Fee (provided that in the event the Company proceeds with the Transaction as contemplated in the second paragraph of paragraph 7, this letter agreement shall become operative again and in full force and effect in accordance with all of its original terms) or (iv) if the escrow under that certain Escrow Agreement dated January 13, 2003, among the Company, Brascan Real Estate Financial Investments LLC, Bear, Stearns International Limited, and LaSalle Bank National Association, is terminated pursuant to paragraph 5(e) therein. Notwithstanding any termination of this letter agreement pursuant to the preceding sentence, paragraphs 9, 10, 11, 13 and 18 of this letter agreement will remain operative indefinitely regardless of any termination and paragraph 7 of this letter agreement will remain operative until all applicable fees earned thereunder have been paid in full.

     15. In order to support a secondary market in the Securities, Bear Stearns may from time to time request from the Collateral Administrator market valuation data for the Collateral. The Company, as Collateral Administrator, will agree in the Collateral Administration Agreement to respond in a timely manner to all reasonable requests from Bear Stearns for such information. Additionally, the Company, as Collateral Administrator, will agree in the Collateral Administration Agreement to simultaneously provide Bear Stearns with copies of all reports required to be produced under the Transaction documents.

     16. Based on our previous experience with similar transactions, Bear Stearns expects that from time to time investors in the Transaction may contact Bear Stearns and request information about the Transaction and the Collateral held by the Issuer. Bear Stearns' practice is to request that such investors direct any such inquiries to the Collateral Administrator. However, in certain circumstances, Bear Stearns would like to be in a position to respond to such an inquiry by releasing to such investors the most current valuation information for the Collateral that has been provided to Bear Stearns by the Collateral Administrator and/or previously distributed reports to holders of Securities. The Company, as Collateral Administrator, agrees that Bear Stearns may, on the Collateral Administrator's behalf and provided that such release complies with Regulation FD of the Securities and Exchange Commission, release such valuation information to an investor in the Transaction in response to an inquiry from such investor (in a form satisfactory to the Company).

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Page 9



     17. No advertisements of the Transaction will be permitted prior to the completion of the primary placement of all of the Securities. Thereafter, advertisements of this Transaction, if any, must be approved by the Company and Bear Stearns. The costs of any such advertisements will be treated as Upfront Expenses.

     18. The validity and interpretation of this letter agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to agreements made and to be fully performed therein (excluding the conflicts of laws rules). The Company hereby irrevocably submits to the jurisdiction of any court of the State of New York or the United States District Court for the Southern District of the State of New York for the purpose of any suit, action or other proceeding arising out of this letter agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against the Company and (i) hereby irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court, (ii) to the extent that the Company has acquired, or hereafter may acquire, any immunity from jurisdiction of any such court or from any legal process therein, the Company hereby waives, to the fullest extent permitted by law, such immunity and (iii) agrees not to commence any action, suit or proceeding relating to this letter agreement other than in such court. The Company hereby waives and agrees not to assert in any such suit, action or proceeding, in each case, to the fullest extent permitted by applicable law, any claim that (a) the Company is not personally subject to the jurisdiction of any such court, (b) the Company is immune from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to the Company or its property or (c) any such suit, action or proceeding is brought in an inconvenient forum.

     19. The benefits of this letter agreement shall inure to the parties hereto, their respective successors and assigns, and to the indemnified parties hereunder and their respective successors and assigns and representatives, and the obligations and liabilities assumed in this letter agreement by the parties hereto shall be binding upon their respective successors and assigns.

     20. Each of the Company and Bear Stearns (and, to the extent permitted by law, on behalf of their respective equity holders and creditors) hereby knowingly, voluntarily and irrevocably waives any right it may have to a trial by jury in respect of any claim based upon, arising out of or in connection with this letter agreement or the Transaction. Each of the Company and Bear Stearns hereby certifies that no representative or agent of the other party has represented expressly or otherwise that such party would not seek to enforce the provisions of this waiver. Further, each of the Company and Bear Stearns acknowledges that each party has been induced to enter this letter agreement by, inter, alia, the provisions of this paragraph.

     21. If it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that any term or provision hereof is invalid or unenforceable, (i) the remaining terms and provisions hereof shall be unimpaired and shall remain in full force and effect and (ii) the invalid or unenforceable provision or term shall be replaced by a term or provision that is

CRIIMI MAE INC.
January 14, 2003
Page 10



valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable term or provision.

     22. This letter agreement embodies the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understanding relating to the matters provided for herein. No alteration, waiver, amendment, change or supplement hereto shall be binding or effective unless the same is set forth in writing signed by a duly authorized representative of each party.

     23. Please note that Bear Stearns is a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking, financing and financial advisory services. In the ordinary course of our trading, brokerage, and financing activities, Bear Stearns may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or loans of the Company or any other company that may be involved in this transaction.

     24. The Company represents that: it has all requisite corporate power and authority to enter into this letter agreement and the transactions contemplated hereby (including, without limitation, the Transaction); and this letter agreement has been duly and validly authorized by all necessary corporate action on the part of the Company, has been duly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms.

     25. This letter agreement does not create, and shall not be construed as creating, rights enforceable by any person or entity not a party hereto, except those entitled thereto by virtue of paragraphs 11 and 19 of this letter agreement. The Company acknowledges and agrees that (i) Bear Stearns is being retained solely to structure and facilitate the consummation of the Transaction and that Bear Stearns is not being retained to advise the Company on, or to express any opinion as to, the wisdom, desirability or prudence of consummating the Transaction, and (ii) Bear Stearns is not and shall not be construed as a fiduciary of the Company and shall have no duties or liabilities to the equity holders or creditors of the Company or any other person by virtue of this letter agreement or the retention of Bear Stearns hereunder, all of which are, to the extent permitted by law, hereby expressly waived. The Company also agrees that Bear Stearns shall not have any liability (including without limitation, liability for any losses, claims, damages, obligations, penalties, judgements, awards, liabilities, costs, expenses or disbursements resulting from any negligent act or omission of Bear Stearns) (whether direct or indirect, in contract, tort or otherwise) to the Company or to any person (including, without limitation, equity holders and creditors of the Company) claiming through the Company for or in connection with the engagement of Bear Stearns, this letter agreement and the transactions contemplated hereby (including, without limitation, the Transaction). The Company acknowledges that Bear Stearns was induced to enter into this letter agreement by inter, alia, the provisions of this paragraph.

     26. For the convenience of the parties, any number of counterparts of this letter agreement may be executed by the parties hereto. Each such counterpart shall be, and shall be

CRIIMI MAE INC.
January 14, 2003
Page 11



deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same letter agreement.

     27. The parties hereby acknowledge and agree that, pursuant to the "Additional Repurchase Transactions and Liquidity Requirement" set forth in that certain letter agreement between the Company and Bear Stearns dated as of November 27, 2002 and the attached principal terms and conditions set forth on Exhibit A thereto, the parties may engage, subject to the terms set forth therein, in Additional Repurchase Transactions.

                            [Signature Page Follows]

CRIIMI MAE INC.
January 14, 2003
Page 12



If the foregoing correctly sets forth our agreement, please sign the enclosed copy of this letter in the space provided and return it to us.

                                         Very truly yours,


                                         BEAR, STEARNS & CO. INC.



                                         /s/James J. Higgins
                                         ------------------------------
                                         James J. Higgins
                                         Senior Managing Director

Confirmed and Agreed to
this 14th day of January 2003:

CRIIMI MAE INC.



/s/David B. Iannarone
----------------------------------
Name:  David B. Iannarone
Title:  Executive Vice President

                                                                  EXHIBIT A

                           INDEMNIFICATION PROVISIONS

     The Company (as such term is defined in this letter agreement) agrees to indemnify and hold harmless Bear Stearns and its affiliates, and the respective directors, officers, agents and employees of Bear Stearns and its affiliates and each other entity or person, if any, controlling Bear Stearns or any of their affiliates within the meaning of either Section 15 of the Securities Act of 1933, as amended (the "1933 Act") or Section 20 of the Securities Exchange Act of 1934, as amended (the "1934 Act") (as such term is defined in this letter agreement) (collectively, the "Indemnified Parties"), to the fullest extent permitted by law, from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses or disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which Bear Stearns or one of its affiliates is a party) and all taxes (other than income taxes), charges, fees, levies or other assessments, withholding, excise, property, sale and franchise taxes (including, in each such case, any interest, penalties or additions attributable to or imposed on or with respect to any such assessment) imposed by the United States, any state or political subdivision thereof, any foreign government or any other jurisdiction or taxing authority, directly or indirectly, caused by, relating to, based upon, arising out of or in connection with (a) this letter agreement or the Transaction (whether or not the Transaction is consummated), (b) any Indemnified Parties acting for the Company in connection with this letter agreement or the Transaction (whether or not the Transaction is consummated), including, without limitation, any act or omission by any Indemnified Parties in connection with this letter agreement or the Transaction (whether or not the Transaction is consummated), or (c) any untrue statement or alleged untrue statement of a material fact contained in, or omissions or alleged omissions of material facts from, any Information or any other information furnished by the Company to any Indemnified Parties in connection with this letter agreement or the Transaction; provided, however, such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of any Indemnified Parties.

     These Indemnification Provisions shall be in addition to any liability which the Company may otherwise have to the any Indemnified Parties.

     If any action, suit, proceeding or investigation is commenced, as to which any Indemnified Parties proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by the applicable Indemnified Parties to notify the Company shall not relieve the Company from its obligations hereunder unless the Company is materially prejudiced by such failure. The Indemnified Parties shall have the right to retain counsel of its own choice to represent it, and the Company shall pay the fees, expenses and disbursements of such counsel; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against any Indemnified Parties made with the Company's written consent, which consent shall not be unreasonably withheld. The Company shall not, without the prior written consent of the applicable Indemnified Parties, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to such Indemnified Parties of an unconditional and irrevocable release from all liability in respect of such claim.

     In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and the applicable Indemnified Parties, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements to which the applicable Indemnified Parties may be subject in accordance with the relative benefits received by the Company, on the one hand, and the applicable Indemnified Parties, on the other hand, and also the relative fault of the Company, on the one hand, and the applicable Indemnified Parties, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, no Indemnified Parties shall be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by such Indemnified Parties pursuant to this letter agreement.

     Neither termination nor completion of the engagement of any Indemnified Parties referred to above shall affect these Indemnification Provisions which shall then remain operative and in full force and effect.

                                                                EXHIBIT B

                           DESCRIPTION OF COLLATERAL